EXHIBIT 21

SUBSIDIARIES

NAME	JURISDICTION OF INCORPORATION
Patterson Dental Holdings, Inc.	Minnesota

Patterson Dental Supply, Inc.	Minnesota

Direct Dental Supply Co.	Nevada

Patterson Dental Canada Inc.	Canada

Patterson Technology Center, Inc.	Minnesota

Patterson Office Supplies, Inc.	Minnesota

Williamston Industrial Center, LLC	Michigan

PDC Funding Company, LLC	Minnesota

PDC Funding Company II, LLC	Minnesota

Patterson Veterinary Supply, Inc.	Minnesota

Patterson Management LP	Minnesota

Patterson Medical Holdings, Inc.	Delaware

Patterson Medical Supply, Inc.	Minnesota

Tumble Forms, Inc.	New York

Midland Manufacturing Company, Inc.	South Carolina

Patterson Medical Canada, Inc.	Ontario

Patterson Global Limited	England & Wales

Patterson Medical France S.A.	France

Patterson Medical Limited	United Kingdom

Ausmedic Australia Pty Limited	Australia

Auckbritt International Pty Limited	New Zealand

Surgical Synergies Pty Limited	Australia

Metron Holdings Pty Limited	Australia

Metron Medical Australia Pty Limited	Australia

Metron Medical Co. Limited	Thailand

Physio Med Services Limited	United Kingdom

Days Healthcare Property Investments Limited	United Kingdom

Sacedi Sport and Sante	France

PCI Limited I, LLC	Delaware

PCI Limited II, LLC	Delaware

PCI Two Limited Partnership	United Kingdom

Patterson Logistics Services, Inc.	Minnesota

Dolphin Imaging Systems, LLC	Delaware

Dolphin Practice Management, LLC	Delaware